                                                                      Exhibit 12

                            STEWART ENTERPRISES, INC.
                                AND SUBSIDIARIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                   (UNAUDITED)

                                                               YEARS ENDED OCTOBER 31,
                                              ------------------------------------------------
                                                 2005            2004       2003       2002             2001
                                              ---------        --------    --------   --------       ----------
                                                              (RESTATED)  (RESTATED) (RESTATED)      (RESTATED)


Earnings (loss) from continuing
 operations before income taxes............   $  12,108(3)(4)  $ 49,231(5) $ 4,656(6) $ 17,625(7)(8) $ (229,262)(9)(10)

Fixed charges:
    Interest charges (1) ..................      30,793          47,735     54,156      62,296           64,235
    Interest portion of lease expense(2)...       1,604           1,918      1,933       2,258            2,882
                                              ---------        --------    -------    --------       ----------
Total fixed charges .......................      32,397          49,653     56,089      64,554           67,117

Earnings (loss) from continuing operations
 before income taxes and fixed charges,
 less capitalized interest ................   $  44,172(3)(4)    98,484(5) $60,426(6) $ 81,863(7)(8) $ (162,808)(9)(10)
                                              =========        ========    =======    ========       ==========

Ratio of earnings to fixed charges ........        1.36(3)(4)      1.98(5)    1.08(6)     1.27(7)(8)         --(9)(10)
                                              =========        ========    =======    ========       ==========

--------------

(1) Includes capitalized interest expense of $333, $400, $319, $316, and $663 for 2005, 2004, 2003, 2002 and 2001, respectively.

(2)   The interest portion of lease expense is one-third of total lease expense.

(3) Excludes cumulative effect of change in accounting principle of $153,180 (net of a $101,061 income tax benefit).

(4) Includes a charge of $9,366 for expenses related to Hurricane Katrina, a charge of $1,507 for separation charges related to the July 2005 restructuring of the Company's divisions, $1,297 of gains on disposition, net of impairment losses and $32,822 for the loss on early extinguishment of debt related to the 2005 debt refinancings.

(5) Includes a charge of $3,435 for severance and other charges relating to the workforce reduction announced in December 2003 and separation payments to a former executive and ($204) of gains on dispositions, net of impairment losses.

(6) Includes a charge of $11,289 for the loss on early extinguishment of debt recorded in connection with the redemption of the Remarketable Or Redeemable Securities, a noncash charge of $10,206 recorded in connection with long-lived asset impairment and $2,450 of separation payments to former executives.

(7) Includes a noncash charge of $18,500 recorded in connection with the write-down of assets held for sale.

(8) Excludes cumulative effect of change in accounting principle of $193,090 (net of a $16,310 income tax benefit).

(9) Excludes cumulative effect of change in accounting principles of $248,666 (net of a $167,562 income tax benefit).

(10) Includes a noncash charge of $269,158 recorded in connection with the write-down of assets held for sale and other charges and a charge of $9,120 for the loss on early extinguishment of debt. As a result of these charges, the Company's earnings for fiscal year 2001 were insufficient to cover its fixed charges, and an additional $229,925 in pretax earnings would have been required to eliminate the coverage deficiency.

            During the periods presented, the Company had no preferred stock outstanding. Therefore, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges for each of the periods presented.

                                     -140-